Exhibit 99.1

Praxair Announces Price Increases for Argon Effective May 15, 2014

DANBURY, Conn.--(BUSINESS WIRE)--April 30, 2014--Praxair, Inc. (NYSE:PX) is notifying bulk and packaged industrial, and specialty customers in the United States and Puerto Rico of price increases, effective May 15, 2014, or as contracts permit, as follows:

  Up to 20% for argon
  Up to 15% for argon facility fees or monthly bulk product charges

Price adjustments will vary as permitted by individual supply contracts.

Over the past few years, argon demand has exceeded capacity requiring investments in production capacity upgrades and additional distribution resources. The combination of these and other investments to enhance reliability of supply have increased argon costs significantly.

About Praxair

Praxair, Inc., a Fortune 250 company with 2013 sales of $12 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media:
Kristen McCarthy, 203-837-2371
kristen_mccarthy@praxair.com
or
Investors:
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com